Exhibit 99.1

Net 1 Makes Further Statement Regarding U.S. Government Investigations

Johannesburg, December 5, 2012 – Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1). On December 4, 2012, we made public disclosure through a filing with the Securities and Exchange Commission (“SEC”) that we have received letters from the U.S. Department of Justice, Criminal Division (“DOJ”) and the SEC informing us that they are conducting investigations concerning our company. We recognize that the announcement of these investigations raises questions and concerns about our company and our SASSA contract.

As a preliminary matter, we believe that it is important to note that these investigations are investigations and not findings of wrongdoing on the part of any person and that we are fully cooperating with the investigations.

We want to assure our stakeholders that we are continuing to provide the South African government with our payment delivery service to the millions of South Africans who depend on us to deliver their social security grants in a timely and efficient manner and that we have no reason to believe that these investigations will impact our ability to continue to do so.

These investigations appear to be directed at matters which are similar to those that were the subject of articles which appeared in various South African newspapers after AllPay Consolidated Investment Holdings (Pty) Limited (“AllPay”) instituted legal proceeding in the South African courts to set aside the contract awarded to us in January 2012 by SASSA. AllPay was an unsuccessful bidder for the SASSA contract. The litigation and allegations are summarized below.

  AllPay launched an application out of the North Gauteng High Court, Pretoria on February 8, 2012. The application consisted of two parts, parts A and B. Part A was an urgent application for an order interdicting SASSA and us from taking any steps to implement the tender award, pending the outcome of part B, which was an application for an order reviewing and setting aside the award of the tender and service level agreement entered into pursuant thereto.

  Part A was scheduled for a hearing on February 21, 2012. On the hearing date, AllPay abandoned part A of the application and approached the Deputy Judge President for a preferred hearing in respect of part B.

  The hearing of part B was originally scheduled for April 11 to 13, 2012 but was rescheduled to May 29 to 31, 2012.

  Subsequent to AllPay having launched its court application, articles appeared in South African newspapers, most prominently The Mail and Guardian and The Sunday Independent, containing allegations of corruption in relation to the tender award. AllPay, whom we believe was responsible for instigating these allegations, was unsuccessful when it attempted to introduce the articles’ allegations into the court record.

  In late August 2012, the court declined to set aside our contract but ruled that the process followed by SASSA was illegal and invalid. The court also awarded costs of various aspects of the case against AllPay, SASSA and us.

  After the High Court ruling, AllPay sought to have the Constitutional Court of South Africa hear an urgent appeal of the High Court’s judgment, which was rejected by the Constitutional Court on the basis that it was not in the interest of justice to hear the matter at this stage.

  We, SASSA and AllPay have appealed the High Court’s ruling to the South African Supreme Court of Appeal. This appeal is expected to be heard during the first court term of 2013, although no date has been set yet.

  In September 2012, AllPay complained to the JSE Limited (“JSE”) that our disclosures concerning these matters were inadequate or inaccurate. The JSE rejected AllPay’s claim and its subsequent request that the ruling be reconsidered.

As is customary, we do not intend to comment further until the investigations have been concluded.

About Net1 (www.net1.com)

We are a leading provider of alternative payment systems that leverage our Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

We operate market-leading payment processors in South Africa, Republic of Korea, Ghana and Iraq. In addition, our proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

We have a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com